AMENDMENT TO ADMINISTRATION AGREEMENT

      AGREEMENT made as of this 1st day of August, 2000 by and between The Westport Fund (the "Trust"), a Delaware business trust, and Countrywide Fund Services, Inc., an Ohio corporation, now doing business as Integrated Fund Services, Inc. ("Integrated").

      WHEREAS, Integrated furnishes services to the Trust pursuant to an Administration Agreement dated as of December 31, 1997 by and between Integrated and the Trust (the "Agreement"); and

      WHEREAS, Integrated and the Trust have agreed to reduce the amount of compensation payable by the Trust to Integrated pursuant to the Agreement;
      NOW, THEREFORE, in accordance with Paragraph 16 of the Agreement, the parties hereto, intending to be legally bound, agree to amend the Agreement as follows:

      "The Agreement is hereby amended to delete Paragraph 6 of the Agreement in its entirety and to replace it with the following:

      For the performance of Integrated's obligations under this Agreement, each series of the Trust shall pay Integrated, on the first business day following the end of each month, a monthly fee at the annual rate of .10% of such series' average daily net assets up to $50 million; .08% of such assets from $50 to $100 million; .06% of such assets from $100 to $150 million; and .03% of such assets in excess of $150 million; provided, however, that the minimum fee shall be $1,000 per month for each series."

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

                                    THE WESTPORT FUNDS


                                    By: /s/ Edmund H. Nicklin, Jr.
                                        ---------------------------------
                                        Edmund H. Nicklin, Jr., President


                                    INTEGRATED FUND SERVICES, INC.

                                    By: /s/ David E. Dennison
                                        ---------------------------------
                                        David E. Dennison
                                        Chief Operating Officer